As filed with the Securities and Exchange Commission on September 9, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIRIUS SATELLITE RADIO INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	36-1520480 (I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Floor
New York, New York 10020
(212) 584-5100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
(212) 584-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gary L. Sellers
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

      Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

9 5⁄8% Senior Notes due 2013	$500,000,000	100%	$500,000,000	$58,850

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may not be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2005

PRELIMINARY PROSPECTUS

$500,000,000

Offer to Exchange All Outstanding
9 5⁄8% Senior Notes due 2013
for
9 5⁄8% Senior Notes due 2013, which have been
registered under the Securities Act of 1933

The Exchange Offer:
•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.
•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.
•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended. We do not currently intend to extend the expiration date.
•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.
The Exchange Notes:
•	The exchange notes are being offered in order to satisfy our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.
•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.
Resales of the Exchange Notes:
•	The exchange notes may be sold in the over-the-counter-market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

      See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the exchange offer.

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

      This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

      We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2005.

      In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

      You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under “Risk Factors” in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

•	the useful life of our satellites, which have experienced circuit failures on their solar arrays and other component failures and are not insured;

•	our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners; and

•	our competitive position versus XM Radio, the other satellite radio service provider in the United States, which has substantially more subscribers than we do and may have certain competitive advantages, and versus other forms of audio and video entertainment.

      Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

i

SUMMARY

      This prospectus should be read carefully before any decision is made with respect to exchanging the notes. This summary highlights information contained or incorporated by reference elsewhere in this prospectus. The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this prospectus, including the section entitled “Risk Factors.” As used in this prospectus, the terms “we,” “our,” “us,” the “Company” and “SIRIUS” refer to Sirius Satellite Radio Inc., the issuer of the outstanding notes and the exchange notes and its consolidated subsidiary, except where the context otherwise requires or as otherwise indicated.

Our Business

      We are a leading provider of satellite radio in the United States. We currently offer more than 120 channels—65 channels of commercial-free music and over 55 channels of sports, news, talk, entertainment, traffic and weather programming to subscribers throughout the continental United States. The core of our enterprise is programming, and we are committed to creating the most unique, compelling and comprehensive entertainment experience on radio.

      Our 65 channels of commercial-free music are produced principally at our national broadcast studio in New York City and cover virtually every genre of music from classic rock, pop, heavy metal and hip-hop to country, dance, jazz, Latin and classical. Each of our 65 music channels is programmed and hosted by a team of experts. Our non-music channels include programming from major national news organizations, traffic and weather for America's top 20 markets and a number of other talk and entertainment channels, many of which are exclusively heard on SIRIUS.

      In October 2004, we announced that Howard Stern, one of the most widely listened to radio and entertainment personalities in the United States, will move his radio show to SIRIUS starting in January 2006.

      We are also the leading satellite radio provider of live sports programming. As the exclusive Satellite Radio Partner of the NFL, we feature live play-by-play coverage of all National Football League games. This breadth of NFL programming is not available on terrestrial radio or to our satellite radio competitor. We also broadcast play-by-play coverage of NBA games, college basketball and football games and will broadcast all the games of the NCAA Division I men's basketball tournament through 2007. We are also the official satellite radio broadcaster of Barclays English Premier League soccer and have the right to broadcast NHL games. In February 2005, we entered into an exclusive agreement with NASCAR to broadcast live all NASCAR Nextel Cup Series, NASCAR Busch Series and NASCAR Craftsmen Truck Series races for five years beginning in 2007.

      Our primary source of revenue is subscription fees, with most of our customers subscribing to SIRIUS on either a monthly or annual basis. In addition, we derive revenue from activation fees, selling advertising on our non-music channels, and the direct sale of SIRIUS radios and accessories. As of June 30, 2005, we had 1,814,626 subscribers.

      Our targeted subscriber market includes over 200 million registered vehicles, over 100 million households and over four million recreational boats in the United States.

      Subscribers receive our service through SIRIUS radios, which are sold by automakers, consumer electronics retailers, mobile audio dealers and other retailers or directly by us. Subscribers can also receive our music channels and certain other channels over the Internet and through DISH satellite television.

      We expect an increasing proportion of our subscribers to be generated through our relationships with automakers. In 2005, SIRIUS radios are expected to be offered as a factory or dealer-installed option in over 100 car models, of which 65 models will offer SIRIUS as a factory-installed option. In certain of these arrangements, automakers have agreed to include a SIRIUS radio and a subscription to our service in the sale or lease price of vehicles. The length of these prepaid subscriptions vary, but it is typically six months to one year. We reimburse automakers for certain costs associated with the SIRIUS radio installed in the applicable vehicle at the time the vehicle is manufactured, including hardware costs and tooling expenses. We also pay revenue share and incentive-based commissions to automakers.

      We have exclusive agreements with DaimlerChrysler, Ford, Mitsubishi and BMW to offer SIRIUS radios as factory or dealer-installed equipment in Chrysler, Dodge, Jeep, Mercedes, Ford, Lincoln, Mercury, Volvo, Mazda, Jaguar, Land Rover, Mitsubishi, BMW and MINI vehicles and Freightliner and Sterling heavy trucks. We also have relationships with Nissan, Infiniti, Toyota, Lexus, Scion, Volkswagen and Audi, which permit these automakers to offer SIRIUS radios as factory or dealer-installed equipment.

      SIRIUS radios are marketed and distributed under various brands through major national and regional retailers, including Best Buy, Circuit City, Wal-Mart, RadioShack, Crutchfield, Office Depot, Sears, Target and DISH Network outlets, as well as local retailers. These retailers purchase SIRIUS radios directly from the manufacturers, and we do not receive revenues from retail sales of these radios. We develop in-store merchandising materials, including end-aisle displays for several retailers, and provide training for the sales forces of major retailers. We pay incentive-based commissions and residuals to certain retailers. Residuals are monthly fees paid based upon the number of subscribers using a SIRIUS radio purchased from a retailer.

      In June 2005, we announced an agreement with Sprint to provide select music channels to certain Sprint PCS subscribers.

      We are developing ancillary services that we expect to offer to subscribers in the future. These services include the delivery of traffic data to vehicles equipped with navigation systems, sports scores, weather data and other telematic functions. We also plan to commence broadcasting a limited number of video channels that will be designed and programmed principally for rear-seat video systems. We are working with a number of third parties to develop and design these services.

      We transmit our satellite broadcasts through our proprietary network which currently consists of three orbital satellites, 140 terrestrial repeaters that receive and retransmit our signal, and a satellite uplink facility. We also maintain a spare satellite which we can launch if necessary or desirable.

      We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States. Our broadcasts are available across North America and some parts of Mexico and the Caribbean, although currently we do not offer subscriptions outside the continental United States.

      We are a publicly traded company, with our common stock quoted on the NASDAQ National Market under the symbol “SIRI.”

      Our principal executive offices are located at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Our telephone number is (212) 584-5100. We are a Delaware corporation. Our internet address is SIRIUS.com. The information contained on the website is not a part of this prospectus and is not incorporated by reference herein.

THE EXCHANGE OFFER

      On August 9, 2005, we completed the private offering of $500,000,000 principal amount of our 9 5⁄8% Senior Notes due 2013. In this prospectus, the term “outstanding notes” refers to the 9 5⁄8% Senior Notes due 2013 issued in the private offering; the term “exchange notes” refers to the 9 5⁄8% Senior Notes due 2013, as registered under the Securities Act of 1933, as amended (the “Securities Act”), offered hereby and the term “notes” refers to both the outstanding notes and the exchange notes offered hereby.

General	In connection with the private offering of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 180 days after the date of original issuance of the outstanding notes.
You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:
• the exchange notes have been registered under the Securities Act;
• the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and
• the liquidated damages provisions of the registration rights agreement are no longer applicable.
The exchange offer	We are offering to exchange up to $500,000,000 aggregate principal amount of our 9 5⁄8% Senior Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 9 5⁄8% Senior Notes due 2013.
You may only exchange outstanding notes in integral multiples of $1,000.
Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.
Upon completion of the exchange offer, there may be no market for the outstanding notes and you may have difficulty selling them.
Resale	Based on interpretations by the staff of the Securities and Exchange Commission, or the “SEC,” set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:
• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;
• you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.
If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:
• you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters; and
• in the absence of an exception from the position of the SEC stated above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.
If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”
Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended by us. We do not currently intend to extend the expiration date.
Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.
Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the exchange offer.”
Procedures for tendering outstanding notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or “DTC,” and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

	•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;
	•	you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the exchange notes;
	•	you are acquiring the exchange notes in the ordinary course of your business; and
	•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, that you will deliver this prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.
If you are our or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, you cannot rely on the applicable positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.
Special procedures for beneficial owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Guaranteed delivery procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal and any other documents required by the letter of transmittal, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed delivery procedures.”

Effect on holders of outstanding notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement.
To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of failure to exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.
United States federal income tax consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences of the Exchange Offer.”
Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”
Exchange agent	The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange agent” of this prospectus.

THE EXCHANGE NOTES

      The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indenture under which the outstanding notes were issued and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indenture.

      The following summary contains basic information about the exchange notes and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	Sirius Satellite Radio Inc.
Securities	$500 million aggregate principal amount of 9 5⁄8% of Senior Notes due 2013.
Maturity date	August 1, 2013.
Interest payment dates	August 1 and February 1, commencing on February 1, 2006.
Optional redemption	The notes will be redeemable, at our option, in whole or in part, at any time on and after August 1, 2009, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.
At any time prior to August 1, 2009, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings of our common stock at a redemption price of 109.625% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption. See “Description of Notes—Optional redemption.”
Mandatory offers to purchase	Upon the occurrence of a change of control, we will be required to offer to repurchase from you some or all of your notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of control.”
In addition, certain asset dispositions will require us to apply the applicable net proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used (or committed) within 365 days to repay senior secured indebtedness or to invest in assets related to our business. See “Description of Notes—Certain covenants—Limitation on sales of assets and subsidiary stock.”
We might not be able to pay you the required price for notes you request us to purchase pursuant to any such offer because we may not have sufficient funds or the terms of our other debt instruments may prevent us from paying you.

Ranking	The notes will be our unsecured senior obligations and will rank:
	•	equally in right of payment to all of our existing and future senior unsecured debt;
	•	senior in right of payment to all of our existing and future subordinated debt;
	•	effectively junior to all of our senior secured debt to the extent of the value of the assets securing such debt; and
	•	effectively junior to all existing and future debt and other liabilities and preferred stock of our subsidiaries.
Covenants	We will issue the exchange notes under the same indenture as the outstanding notes were issued. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	incur, assume or guarantee additional debt;
	•	issue preferred stock;
	•	repurchase capital stock;
	•	make other restricted payments including, without limitation, paying dividends and making investments;
	•	enter into agreements that restrict our ability and the ability of our subsidiaries to pay dividends;
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
	•	enter into transactions with our affiliates;
	•	change our business;
	•	incur liens;
	•	enter into sale/leaseback transactions; and
	•	merge or consolidate.
These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Notes—Certain covenants.”
Absence of a public market	The exchange notes will be freely transferable but will be a new issue of securities for which there will not initially be a market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

      The following table shows our summary consolidated historical financial data as of and for the periods indicated. Our summary consolidated historical financial data for the fiscal years ended 2002, 2003 and 2004 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. Our summary consolidated historical financial data as of and for the six months ended June 30, 2004 and 2005 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus, which were prepared on the same basis as our audited consolidated financial statements. Results for interim periods should not be considered indicative of results for any other periods or for the year.

      You should read the summary consolidated historical financial data in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. The information set forth below is not indicative of our future results.

	Years Ended December 31,			Six Months Ended June 30,
(In thousands, except subscriber data)	2002	2003	2004	2004	2005

				(Unaudited)
Revenue:
Subscriber revenue, including effects of mail-in rebates	$623	$12,615	$62,881	$22,152	$91,526
Advertising revenue, net of agency fees	146	116	906	150	1,586
Equipment revenue	—	61	2,898	190	2,270
Other revenue	36	80	169	29	28

Total revenue	805	12,872	66,854	22,521	95,410
Operating expenses:
Cost of services (excludes depreciation shown separately below):
Satellite and transmission	39,308	32,604	31,157	16,595	13,481
Programming and content	22,708	30,214	63,949	19,095	40,635
Customer service and billing	7,862	23,657	22,341	8,389	17,230
Cost of equipment	—	115	3,467	469	2,928
Sales and marketing	87,218	120,771	153,899	60,748	68,774
Subscriber acquisition costs	21,038	74,860	173,702	61,692	135,786
General and administrative	30,682	36,211	44,028	19,201	28,952
Engineering, design and development	30,087	24,534	30,520	11,646	23,448
Depreciation	82,747	95,353	95,370	47,271	49,081
Equity granted to third parties and employees	(7,718)	12,083	126,725	29,908	79,936

Total operating expenses	313,932	450,402	745,158	275,014	460,251

Loss from operations	(313,127)	(437,530)	(678,304)	(252,493)	(364,841)
Other income (expense):
Debt restructuring	(8,448)	256,538	—	—	—
Interest and investment income	5,257	5,287	9,713	3,615	9,277
Interest expense, net of amounts capitalized	(106,163)	(50,510)	(41,386)	(28,968)	(14,526)
Other income	—	—	2,016	71	52

Total other income (expense)	(109,354)	211,315	(29,657)	(25,282)	(5,197)

Loss before income taxes	(422,481)	(226,215)	(707,961)	(277,775)	(370,038)
Income tax expense	—	—	(4,201)	(3,081)	(1,120)

Net loss	(422,481)	(226,215)	(712,162)	(280,856)	(371,158)
Preferred stock dividends	(45,300)	(8,574)	—	—	—
Preferred stock deemed dividends	(685)	(79,634)	—	—	—

Net loss applicable to common stockholders	$(468,466)	$(314,423)	$(712,162)	$(280,856)	$(371,158)

Other financial and operational data:
Adjusted loss from operations(1)	$(238,098)	$(330,094)	$(456,209)	$(175,314)	$(235,824)
Capital expenditures	(41,625)	(20,118)	(28,589)	(10,340)	(10,863)
Cash paid for interest	(24,042)	(14,998)	(14,920)	(5,637)	(13,127)
Number of subscribers (end of period)	29,947	261,061	1,143,258	480,341	1,814,626
Balance sheet data (end of period):
Cash, cash equivalents and marketable securities	$173,702	$549,883	$759,168	$639,599	$577,369
Total assets	1,340,940	1,617,317	1,957,613	1,800,871	1,741,534
Total debt	670,357	194,803	656,274	426,037	654,307
Stockholders' equity	36,846	1,325,194	1,000,633	1,227,346	717,051

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(1)	Adjusted loss from operations represents the loss from operations before depreciation and equity granted to third parties and employees. The measure most closely resembles EBITDA, defined as net loss before interest income, interest expense, income taxes, depreciation and amortization. EBITDA is a common financial measure used in analyzing the performance of companies. Adjusted loss from operations is not a measure of financial performance under U.S. generally accepted accounting principles and is used by us as a measure of operating performance. As a result, this metric may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with U.S. generally accepted accounting principles.
A reconciliation of our reported loss from operations to our adjusted loss from operations is set forth below:
	Years Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005

				(Unaudited)
Loss from operations, as reported	$(313,127)	$(437,530)	$(678,304)	$(252,493)	$(364,841)
Depreciation	82,747	95,353	95,370	47,271	49,081
Equity granted to third parties and employees	(7,718)	12,083	126,725	29,908	79,936

Adjusted loss from operations	$(238,098)	$(330,094)	$(456,209)	$(175,314)	$(235,824)

RISK FACTORS

      You should carefully consider the following factors, in addition to the other information and data contained and incorporated by reference in this prospectus, before deciding whether to participate in the exchange offer. If any of the events described in the risk factors below occurs, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to pay interest and/or principal on the notes.

There may be adverse consequences if you do not exchange your outstanding notes.

      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

      The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the exchange notes.

      If you do not follow the procedures described herein, you will not receive any exchange notes. The exchange notes will be issued to you in exchange for outstanding notes only after timely receipt by the exchange agent of your outstanding notes and either:

•	a properly completed and executed letter of transmittal and all other required documents; or

•	a book-entry delivery by electronic transmittal of an agent's message through the Automated Tender Offer Program of DTC.

      If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

Risks related to our business and the industry

Failure of our satellites would significantly damage our business.

      Our three satellites were launched in 2000 and they are not insured. Each of our satellites is designed to have a useful life of approximately 15 years from the time of its launch, and after this period its performance in delivering our satellite radio service will deteriorate. However, the useful life of any particular satellite may vary from this estimate. Our operating results would be materially adversely affected if the useful life of our satellites is significantly shorter than we expect, whether as a result of a satellite failure or technical obsolescence.

      The useful lives of our satellites will vary and depend on a number of factors, including:

•	degradation and durability of solar panels;

•	quality of construction;

•	random failure of satellite components, which could result in significant damage to or loss of a satellite;

•	amount of fuel our satellites consume; and

•	damage or destruction by electrostatic storms or collisions with other objects in space, which occur only in rare cases.

      Space Systems/Loral, the manufacturer of our satellites, has identified circuit failures in solar arrays on satellites launched since 1997, including our satellites. The circuit failures our satellites have experienced to date do not limit the power of our broadcast signal or otherwise affect our current operations. If a substantial number of additional circuit failures occur the useful life of our existing in-orbit satellites could be reduced.

      In the ordinary course of operation, satellites experience failures of component parts and operational and performance anomalies. Components on our in-orbit satellites have failed, and from time to time we have experienced anomalies in the operation and performance of our satellites. These failures and anomalies are expected to continue in the ordinary course, and it is impossible to predict if any of these future events will have a material adverse effect on our operations or the useful life of our existing in-orbit satellites.

      If one of our three satellites fails in orbit, our service would be impaired until such time as we successfully launch and commission our spare satellite, which would take six months or more. If two or more of our satellites fail in orbit in close proximity in time, our service could be suspended for at least 24 months. In such event, our business would be materially impacted and we could default on our commitments and might have to permanently discontinue operations or seek a purchaser for our business or assets.

      Although we have no current plans to launch our ground spare satellite, our ability to launch our spare satellite is subject to the risks that we may not able to obtain launch insurance on reasonable terms, if at all, the underperformance of launch vehicles, which might require us to use onboard propulsion systems that would result in a reduction to the satellite's useful life, and a launch failure.

Failure to comply with FCC requirements could damage our business.

      As the holder of one of two FCC licenses to operate a satellite radio service in the United States, we are subject to FCC rules and regulations. The terms of our license require us to meet certain conditions, including designing a receiver that will permit end users to access XM Radio's system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band.

      Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process.

      The FCC has not yet issued final rules permitting us to operate and deploy terrestrial repeaters to fill gaps in our satellite coverage. We are operating our terrestrial repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC. The FCC's final terrestrial repeater rules may require us to reduce the power of our terrestrial repeaters and limit our ability to deploy additional repeaters. If the FCC requires us to reduce significantly the power of our terrestrial repeaters, this would have an adverse effect on the quality of our service in certain markets and/or cause us to alter our terrestrial repeater infrastructure at a substantial cost. If the FCC limits our ability to deploy additional terrestrial repeaters, our ability to improve any deficiencies in our service quality that may be identified in the future would be adversely affected.

We may from time to time modify our business plan, and these changes could adversely affect us and our financial condition.

      Our business is in its early stages, and we regularly evaluate our plans and strategy. These evaluations often result in changes to our plans and strategy, some of which may be material and significantly change our cash requirements or cause us to achieve cash flow breakeven at a later date. These changes in our plans or strategy may include: the acquisition of unique or compelling programming; the introduction of new features or services; significant new or enhanced distribution arrangements; investments in infrastructure, such as satellites, equipment or radio spectrum; and acquisitions of third parties that own programming, distribution, infrastructure, assets, or any combination of the foregoing.

      To fund incremental cash requirements, or as market opportunities arise, we may choose to raise additional funds through the sale of additional debt securities, equity securities or a combination of debt and equity securities. The incurrence of indebtedness would result in increased fiscal obligations and could contain restrictive covenants. These additional sources of funds may not be available or, if available, may not be available on terms favorable to us.

Our business might never become profitable.

      We were a development stage company until early 2002. As of June 30, 2005, we had an accumulated deficit of approximately $2.2 billion. We expect our cumulative net losses and cumulative negative cash flow to grow as we make payments under our various contracts, incur marketing and subscriber acquisition costs and make interest payments on our debt. Long-term demand for our service will depend upon, among other things, whether we obtain and produce high quality programming consistent with consumers' tastes; the willingness of consumers to pay subscription fees to obtain our service; the cost and availability of SIRIUS radios; our marketing and pricing strategy; and the marketing and pricing strategy of our direct competitor, XM Radio. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, we could default on our commitments and may have to discontinue operations or seek a purchaser for our business or assets.

Programming is an important part of our service, and the costs to renew our programming arrangements may be more than anticipated.

      Third-party content is an important part of our service, and we compete with many parties, including XM Radio, for content. Since January 2004, we have entered into a number of important content arrangements, including agreements with the NFL, Howard Stern, NASCAR and Martha Stewart Living Omnimedia which require us to pay substantial sums. As these agreements expire, we may not be able to negotiate renewals of one or more of these agreements, or renew such agreements at costs we believe are attractive.

      In addition, we may not be able to obtain additional third-party content within the costs contemplated by our business plan. We also must negotiate and enter into music programming royalty arrangements with BMI and in the future will have to re-negotiate our existing arrangements with the ASCAP, SESAC and SoundExchange. We expect to establish license fees with BMI through negotiation and such royalty arrangements may be more costly than anticipated.

      In October 2004, we entered into an agreement with Howard Stern and his production company. Pursuant to this agreement, commencing on January 1, 2006, Stern will move his radio show to SIRIUS. Our agreement with Stern expires on December 31, 2010. Our financial obligations under the agreement consist of both fixed and incentive payments in cash and common stock, with fixed payments totaling approximately $100 million per year. We must attract a substantial number of subscribers to pay for Stern's agreement, and our failure to do so could have an adverse affect on our operations.

Higher than expected subscriber acquisition costs or subscriber turnover could adversely affect our financial performance and operating results.

      We are spending substantial funds on advertising and marketing and in transactions with automakers, radio manufacturers, retailers and others to obtain and attract subscribers. If the costs of attracting subscribers are greater than expected, our financial performance and operating results will be adversely affected.

      We are experiencing, and expect to experience in the future, some subscriber turnover, or churn. We cannot predict the amount of churn we will experience or how successful we will be at retaining subscribers. High subscriber turnover, or our inability to attract customers to our service, would adversely affect our financial performance and operating results.

We may need additional financing that may not be available.

      Our actual cash requirements could vary materially from our current estimates. As a result, we may have to raise more funds to remain in business and continue to develop and market our satellite radio service. We may not be able to raise additional funds on favorable terms or at all. If we fail to obtain necessary financing on a timely basis, then our business would be materially impacted and we could default on our commitments and may have to discontinue operations or seek a purchaser for our business or assets.

      Our financial projections are based on assumptions that we believe are reasonable but contain significant uncertainties, including estimates relating to prepaid subscriptions, hardware costs, subscriber acquisition costs, subscription pricing, the length of time a person will remain a subscriber and the rate at which we expect to acquire subscribers.

Competition from XM Radio and traditional and emerging audio entertainment providers could adversely affect our ability to generate revenues.

      We compete with many entertainment providers for both listeners and advertising revenues, including XM Radio, the other satellite radio provider; traditional and digital AM/FM radio; Internet-based audio providers; direct broadcast satellite television audio services; and cable systems that carry audio services. In addition, other technologies in the mobile audio environment, such as MP3 devices, wireless broadband services and possibly next generation cellular telephones, could emerge to compete with our service.

      XM Radio offers its service for a monthly charge, effective April 2, 2005, of $12.95; features more than 65 channels of commercial-free music, more than 60 channels of news, sports, talk and variety programming and up to 21 channels of traffic and weather information; and has acquired a significant number of subscribers. If consumers or other third parties perceive that XM Radio offers more attractive service, enhanced features or superior equipment alternatives, or has stronger marketing or distribution channels, it may gain a long-term competitive advantage over us. As of June 30, 2005, we had 1,814,626 subscribers, while XM Radio reported 4,417,490 subscribers as of the same date.

      We compete vigorously with XM Radio for subscribers and in all other aspects of our business, including retail and automotive distribution arrangements, programming acquisitions and technology. Competition with XM Radio may increase our operating expenses as we seek arrangements with third parties, such as programming providers, and may cause us to reach cash flow breakeven with more subscribers or later than we estimate.

      Unlike satellite radio, traditional AM/FM radio has a well established and dominant market presence for its services and offers free broadcasts supported by commercial advertising rather than by a subscription fee. Many radio stations also offer consumers well known on-air personalities and information programming of a local nature, which we do not offer as broadly as local radio. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage.

      To the extent that traditional AM/FM radio stations adopt digital transmission technology, and to the extent such technology allows signal quality that rivals our own, any competitive advantage that we enjoy over traditional radio because of our digital signal would be lessened.

Weaker than expected market and advertiser acceptance of our service could adversely affect our advertising revenue and results of operations.

      Our ability to generate advertising revenues will be directly affected by the number of subscribers to our service and the amount of time subscribers spend listening to our talk and entertainment channels or our traffic and weather service. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with XM Radio, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do.

We attract a substantial number of our new subscribers during the fourth quarter and our inability to deliver competitive products during the fourth quarter could have a material adverse affect on our operations.

      We attract a disproportionate share of our new subscribers each year during the fourth quarter because of the holiday season. For example, in 2004 we attracted 53% of our new subscribers during the fourth quarter. As a result, our failure to respond to changing technology or to deliver a competitive product during the fourth quarter could significantly reduce our number of new subscribers and have an adverse affect on our operations. See “—Rapid technological and industry changes could make our service obsolete.” We also depend on third parties to manufacture, distribute, market and sell SIRIUS radios, and their failure to perform during the fourth quarter could have an adverse affect on our operations. See “—Failure of third parties to perform could adversely affect our business.”

Failure of third parties to perform could adversely affect our business.

      Our business depends in part on the efforts of third parties, especially the efforts of:

•	automakers that manufacture, market and sell vehicles capable of receiving our service, but in many cases have no obligations to do so;

•	consumer electronics manufacturers that manufacture and distribute SIRIUS radios;

•	programming partners and on-air talent;

•	retailers that market and sell SIRIUS radios and promote subscriptions to our service; and

•	other third party vendors that have designed, built, support or operate important elements of our system.

      If one or more of these third parties does not perform in a sufficient or timely manner, our business will be adversely affected and we could be placed at a long-term disadvantage.

Rapid technological and industry changes could make our service obsolete.

      The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete or less competitive in the marketplace. In addition, we may face unforeseen problems in operating our system that could harm our business.

      On July 13, 2005, XM Radio announced it had agreed to acquire WCS Wireless, the principal assets of which are wireless spectrum licenses in geographic areas covering a significant portion of the continental United States. While XM Radio has not announced a plan for the use of this spectrum, XM Radio's acquisition of this spectrum, other radio spectrum or technologies not available to us, may enable it to offer more services, produce entertainment products of greater interest to consumers, or operate at a more competitive cost.

Our national broadcast studio, terrestrial repeater network, satellite uplink facility or other ground facilities could be damaged by natural catastrophes or terrorist activities.

      An earthquake, tornado, flood, terrorist attack or other catastrophic event could damage our national broadcast studio, terrestrial repeater network or satellite uplink facility, interrupt our service and harm our business. We do not have replacement or redundant facilities that can be used to assume the functions of our terrestrial repeater network, national broadcast studio or satellite uplink facility in the event of a catastrophic event.

      Any damage to the satellite that transmits to our terrestrial repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in certain areas. Damage to our national broadcast studio would restrict our programming production and require us to obtain programming from third parties to continue our service. Damage to our satellite uplink facility could result in a complete loss of service until we could identify a suitable replacement facility and transfer our operations to that site.

Consumers could pirate our service.

      Individuals who engage in piracy may be able to obtain or rebroadcast our satellite radio service without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of our signal. If signal theft becomes widespread, it could harm our business.

Risks related to the notes

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

      We are highly leveraged and our total indebtedness, after giving effect to the application of the proceeds of the private offering of the outstanding notes, will be approximately $1,096.8 million on the closing date of the private offering, including $595.0 million of senior indebtedness that ranks equally with the notes.

      Our high degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our future debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•	it may limit our ability to adjust to changing economic, industry, competitive and regulatory conditions and place us at a competitive disadvantage compared to our competitors; and

•	we may be vulnerable in a downturn in general economic conditions or in our business.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

      Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will generate a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Special Note Regarding Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources.”

      If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the indenture governing the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture restricts our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Notes.”

Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks described above.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. We may also incur subordinated indebtedness that matures prior to the notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes will be structurally subordinated to all indebtedness and other liabilities of our existing and future subsidiaries.

      The outstanding notes are not, and the exchange notes will not be, guaranteed by our subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries.

      For the twelve months ended June 30, 2005, on a pro forma basis, our subsidiaries had no revenues and no operating expenses.

      In addition, the indenture under which the outstanding notes were, and the exchange notes will be, issued will, subject to some limitations, permit our existing or future subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The notes will be effectively subordinated to all of our existing and future secured debt, and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

      The notes are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all our and our subsidiary's secured indebtedness to the extent of the value of the assets securing that indebtedness. In addition, the indenture under which the outstanding notes were, and the exchange notes will be, issued will permit us to incur additional secured indebtedness and your notes will be effectively junior to any additional secured indebtedness we may incur.

      In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness, together with accrued interest, has been repaid in full from our assets.

Covenants in our debt agreements may restrict our business in many ways.

      The indenture under which the outstanding notes were, and the exchange notes will be, issued will contain various covenants that limit our and/or our restricted subsidiaries' ability to, among other things:

•	incur, assume or guarantee additional debt;

•	issue preferred stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, paying dividends and making investments;

•	enter into agreements that restrict our ability and the ability of our subsidiaries to pay dividends;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into transactions with our affiliates;

•	change our business;

•	incur liens;

•	enter into sale/leaseback transactions; and

•	merge, amalgamate or consolidate.

      These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of Notes—Certain covenants.”

If we default on our obligations to pay our other indebtedness we may not be able to make payments on the notes.

      Any default under the agreements governing our other indebtedness could render us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the indenture), we could be in default under the terms of the agreements governing such indebtedness, including the indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and we could be forced into bankruptcy or liquidation. See “Description of Notes.”

We may not be able to offer to repurchase the notes upon a change of control.

      Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless such notes have been previously called for redemption. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Our failure to make the offer or to repurchase the notes upon a change of control would cause a default under the indenture.

      In addition, the change of control provisions in the indenture may not protect you from certain important events, such as leveraged recapitalizations (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control,” we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Notes—Change of control.”

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

      The exchange notes are a new issue of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes as permitted by applicable laws and regulations; however, the initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the exchange offer. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

      • the number of holders of exchange notes;

      • our operating performance and financial condition;

      • our ability to complete the offer to exchange the outstanding notes for exchange notes;

      • the interest of securities dealers in making a market for the exchange notes; and

      • prevailing interest rates.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or the price that you receive when you sell will be favorable.

Federal and state fraudulent transfer laws permit a court to void the notes and, if that occurs, you may not receive any payment of the notes.

      The issuance of the notes may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the issuance of the notes will be a fraudulent conveyance if (1) we issued the notes with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (2) only, one of the following is also true:

•	we were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	the issuance of the notes left us with an unreasonably small amount of capital to carry on our business; or

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature.

      If a court were to find that the issuance of the notes was a fraudulent conveyance, the court could void the payment obligations under the notes or subordinate the notes to presently existing and future indebtedness of ours, or require the holders of the notes to repay any amounts received with respect to the notes. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

      Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We cannot be certain as to the standards a court would use to determine whether or not we were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes would not be subordinated to our other debt.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

      Approximately $63.1 million of the net proceeds from the private offering of the outstanding notes was used to redeem, pursuant to optional redemption features, all of our outstanding 15% Senior Secured Discount Notes due 2007 and 14 1⁄2% Senior Secured Notes due 2009. The balance of the net proceeds was used for general corporate purposes.

CAPITALIZATION

      The following table sets forth our cash, cash equivalents and marketable securities, restricted investments and capitalization as of June 30, 2005 (1) on an actual basis and (2) adjusted for (a) the issuance of the outstanding notes after deducting estimated expenses payable by us and (b) the application of the net proceeds thereof.

      This table should be read in conjunction with the information contained in “Use of Proceeds,” “Selected Consolidated Financial Data” and our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	As of June 30, 2005
	Actual	As Adjusted
	(Unaudited) (In thousands, except share and per share data)
Cash, cash equivalents and marketable securities(1)	$577,369	$1,007,264

Restricted investments(2)	$92,615	$92,615

Debt:
15% Senior Secured Discount Notes due 2007	$29,200	$—
14 1⁄2% Senior Secured Notes due 2009	28,318	—
3 1⁄2% Convertible Notes due 2008	65,045	65,045
2 1⁄2% Convertible Notes due 2009	300,000	300,000
3 1⁄4% Convertible Notes due 2011	230,000	230,000
9 5⁄8% Senior Notes due 2013	—	500,000
8 3⁄4% Convertible Subordinated Notes due 2009	1,744	1,744

Total debt	654,307	1,096,789

Stockholders' equity:
Common stock, at par value, $0.001 per share(3)	1,327	1,327
Additional paid-in capital(3)	2,990,977	2,990,977
Deferred compensation	(38,239)	(38,239)
Accumulated deficit	(2,237,014)	(2,243,292)

Total stockholders' equity	717,051	710,773

Total capitalization	$1,371,358	$1,807,562

(1)	Marketable securities are stated at market value and consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(2)	Restricted investments are stated at amortized cost and include certificates of deposit pledged to secure our reimbursement obligations under letters of credit required by lessors and other creditors and $85,000 deposited in escrow to fund the rights fees in connection with our National Football League (“NFL”) agreement for the 2006-2007, 2007-2008 and 2008-2009 NFL seasons.

(3)	Excludes: (a) 114,332,231 shares of common stock issuable upon the exercise of outstanding and unexercised options and restricted stock units as of June 30, 2005, (b) 130,248,000 shares of common stock issuable upon the exercise of warrants held by Ford Motor Company, DaimlerChrysler Corporation, the NFL, Penske, and other third parties, (c) 2,100,000 shares of common stock issuable upon the exercise of warrants held by Lehman Commercial Paper Inc., (d) 2,433,389 shares of common stock issuable upon the exercise of other warrants, (e) 61,274 shares of common stock issuable upon the conversion of our 8 3⁄4% Convertible Subordinated Notes due 2009, (f) 47,134,059 shares of common stock issuable upon the conversion of our 3 1⁄2% Convertible Notes due 2008, (g) 68,027,220 shares of common stock issuable upon the conversion of our 2 1⁄2% Convertible Notes due 2009, and (h) 43,396,216 shares of common stock issuable upon the conversion of our 3 1⁄4% Convertible Notes due 2011.

SELECTED CONSOLIDATED FINANCIAL DATA

      Our selected consolidated financial data for the fiscal years ended 2000, 2001, 2002, 2003 and 2004 shown below are derived from our respective audited consolidated financial statements. Our selected consolidated financial data as of and for the six months ended June 30, 2004 and 2005 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus, which were prepared on the same basis as our audited consolidated financial statements. Results for interim periods should not be considered indicative of results for any other periods or for the year. The selected consolidated financial data should be read together with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Years Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(In thousands)					(Unaudited)
Statements of Operations Data:
Total revenue(1)	$—	$—	$805	$12,872	$66,854	$22,521	$95,410
Total operating expenses(2)	(125,634)	(168,456)	(313,932)	(450,402)	(745,158)	(275,014)	(460,251)
Loss from operations	(125,634)	(168,456)	(313,127)	(437,530)	(678,304)	(252,493)	(364,841)
Net loss(3)	(134,744)	(235,763)	(422,481)	(226,215)	(712,162)	(280,856)	(371,158)
Preferred stock dividends(4)	(48,971)	(42,156)	(45,985)	(88,208)	—	—	—
Net loss applicable to common stockholders(3)	(183,715)	(277,919)	(468,466)	(314,423)	(712,162)	(280,856)	(371,158)
Balance Sheet Data (end of period):
Cash and cash equivalents	$14,397	$4,726	$18,375	$520,979	$753,891	$634,023	$576,919
Marketable securities(5)	121,862	304,218	155,327	28,904	5,277	5,576	450
Restricted investments(6)	48,801	21,998	7,200	8,747	97,321	92,115	92,615
Working capital(7)	143,981	275,732	151,289	497,661	541,526	545,912	306,384
Total assets	1,323,582	1,527,605	1,340,940	1,617,317	1,957,613	1,800,871	1,741,534
Long-term debt, net of current portion	522,602	639,990	670,357	194,803	656,274	426,037	654,307
Junior Cumulative Convertible Preferred Stock	443,012	485,168	531,153	—	—	—	—
Stockholders' equity	290,483	322,649	36,846	1,325,194	1,000,633	1,227,346	717,051

(1)	We were a development stage company until we entered commercial operations on February 14, 2002.

(2)	Total operating expenses include equity granted to third parties and employees of $7,178, $14,044, $(7,718), $12,083, $126,725, $29,908 and $79,936 for the years ended December 31, 2000, 2001, 2002, 2003, 2004 and for the six months ended June 30, 2004 and 2005, respectively.

(3)	Net loss and net loss applicable to common stockholders for the year ended December 31, 2003 include other income of $256,538 related to our debt restructuring.

(4)	The preferred stock dividends for the year ended December 31, 2000 include preferred stock deemed dividends of $8,260 that relate primarily to the conversions of our 10 1⁄2% Series C Convertible Preferred Stock for shares of our common stock. The preferred stock dividends for the year ended December 31, 2003 include preferred stock deemed dividends of $79,634 that relate primarily to the exchange of our preferred stock for shares of our common stock and warrants to purchase our common stock.

(5)	Marketable securities are stated at market value and consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(6)	Restricted investments are stated at amortized cost plus accrued interest and include securities held by the trustee of our senior secured notes to pay interest in full on those notes through May 15, 2002 and certificates of deposit pledged to secure our reimbursement obligations under letters of credit required by lessors and other creditors. For the year ended December 31, 2004 and the six months ended June 30, 2004 and 2005, restricted investments include $85,000 deposited in escrow to fund the rights fees in connection with our NFL agreement for the 2006-2007, 2007-2008 and 2008-2009 NFL seasons. The year ended December 31, 2004 also includes $4,706 deposited in escrow in connection with Ford's factory installation program.

(7)	The calculation of working capital includes current portions of long-term debt and accrued interest. Certain portions of long-term debt and accrued interest, which would have been classified as current absent our restructuring in March 2003, were classified as long-term as of December 31, 2002, as they were exchanged for shares of our common stock in March 2003.

THE EXCHANGE OFFER

Purpose and effect of the exchange offer

      We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to offer to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 180 days following the closing date of the issuance of the outstanding notes. The exchange notes will have terms identical to the outstanding notes in all material respects except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on August 9, 2005.

      Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and to keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if applicable law or interpretations of the staff of the SEC do not us to effect this exchange offer after we have sought a no-action letter or other favorable decision from the SEC and after we have taken all such other actions as may be requested by the SEC or otherwise required in connection with such decision; and

•	if any holder of outstanding notes notifies us within 20 business days following the consummation deadline of the exchange offer that:

•	based on an opinion of counsel, such holder was prohibited by law or SEC policy from participating in the exchange offer; or

•	such holder is a broker-dealer and holds the outstanding notes acquired directly from us or our affiliates.

      If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes and the exchange notes required to be registered on a shelf registration statement. Please read “Description of Notes—Registered exchange offer; registration rights” for more details regarding the registration rights agreement.

      If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act, or if you are an affiliate, you will comply with registration and prospectus delivery requirements of the Securities Act;

•	you are not engaged in, and do not intend to engage in, and you have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of exchange notes

      Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

      If you are our affiliate, or are engaged in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

      This prospectus may be used for an offer to resell, for resale or for other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the exchange offer

      On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in multiples of $1,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

      The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the outstanding notes were issued, and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indenture. For a description of the indenture, see “Description of Notes.”

      As of the date of this prospectus, $500,000,000 aggregate principal amount of the outstanding notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders entitled to participate in this exchange offer.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange

Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders' outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept outstanding notes not previously accepted upon the occurrence of any of the conditions specified below under “—Conditions to the exchange offer.”

      If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; extensions, amendments

      As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2005. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

      To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension, followed by notification to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      We reserve the right, in our reasonable judgment:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “Conditions to the exchange offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the exchange offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend any of the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if:

•	the exchange offer or the making of any exchange by a holder of outstanding notes violates any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and effect of the exchange offer” and “—Procedures for tendering;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

      We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date. All conditions to the exchange offer, other than those conditions subject to receipt of necessary government approvals, will be satisfied or waived prior to the expiration of the exchange offer.

      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for tendering

      Only a holder of outstanding notes may tender their outstanding notes in the exchange offer. To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange agent” prior to the expiration date; or

•	comply with DTC's Automated Tender Offer Program procedures described below.

      In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	prior to the expiration date, the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

•	you must comply with the guaranteed delivery procedures described below.

      To tender effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange agent” prior to the expiration date.

      Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of outstanding notes, letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

      If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to participate in the exchange offer, you should promptly contact the registered holder and instruct the registered holder to tender outstanding notes on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

      Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “Eligible Guarantor Institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Guarantor Institution.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an Eligible Guarantor Institution must guarantee the signature on the bond power.

      If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Tender of outstanding notes held through The Depository Trust Company

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term “agent's message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Acceptance of exchange notes

      In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

      By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act, or if you are our affiliate, you will comply with applicable registration and prospectus delivery requirements of the Securities Act;

•	you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

      In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

      We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

      Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, without cost to the holder unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-entry delivery procedures

      Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent's message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed delivery procedures

      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program prior to the expiration date, you may still tender if:

•	the tender is made through an Eligible Guarantor Institution;

•	prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution either: (i) a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or (ii) a properly transmitted agent's message and notice of guaranteed delivery, that (a) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery; and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

      Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal rights

      Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange agent;” or

•	you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an Eligible Guarantor Institution unless you are an Eligible Guarantor Institution.

      If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer will be credited to an account maintained at DTC, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for tendering” above at any time on or prior to the expiration date.

Exchange agent

      The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture governing the outstanding notes, which is the same indenture that will govern the exchange notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: David Mauer Telephone: (212) 815-3687	(212) 298-1915	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: David Mauer Telephone: (212) 815-3687
To Confirm by Telephone: (212) 815-3687

      If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent. We may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $200,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting treatment

      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses of the exchange offer and amortize them over the life of the notes.

Transfer taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

      If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

      Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

      If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

      In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

      Participating in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

      Certain terms used in this description are defined under the subheading “—Certain definitions”. In this description, the word “Company” refers only to Sirius Satellite Radio Inc. and not to any of its subsidiaries; the term “Outstanding Notes” refers to the 9 5⁄8% Senior Notes due 2013 issued in the private offering; the term “Exchange Notes” refers to the 9 5⁄8% Senior Notes due 2013, as registered under the Securities Act, offered hereby and the term “Notes” refers to the Outstanding Notes and the Exchange Notes, collectively.

      The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of these Notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information”. Copies of the Indenture and the Registration Rights Agreement have been filed as exhibits to the Registration Statement, of which this prospectus is a part.

      Sirius Satellite Radio Inc. issued the Outstanding Notes, and will issue the exchange notes described in this prospectus, under an Indenture (the “Indenture”) between itself and The Bank of New York, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Brief description of notes

These Notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any existing and future Subordinated Obligations of the Company;

•	are effectively junior to all of the existing and future liabilities of the Company's Subsidiaries; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, maturity and interest

      We issued the Outstanding Notes initially with a maximum aggregate principal amount of $500 million. We issued the Outstanding Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on August 1, 2013. Subject to our compliance with the covenant described under the subheading “—Certain covenants—Limitation on indebtedness”, we are permitted to issue more Notes from time to time under the Indenture (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes”, references to the Notes include any Additional Notes actually issued.

      Interest on these Notes will accrue at the rate of 9 5⁄8% per annum and will be payable semiannually in arrears on August 1 and February 1, commencing on February 1, 2006. We will make each interest payment to the holders of record of these Notes on the immediately preceding July 15 and January 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

      Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Additional amounts may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Payments on the notes; paying agent and registrar

      We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

      We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

      A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

      Except as set forth below, we will not be entitled to redeem the Notes at our option prior to August 1, 2009.

      On and after August 1, 2009, we will be entitled at our option to redeem all or, from time to time, a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 1 of the years set forth below:

Period	Redemption Price

2009	104.813%
2010	103.208%
2011	101.604%
2012	100.000%

      Prior to August 1, 2009, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 109.625%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and
(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection and notice of redemption

      If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

      We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory redemption; offers to purchase; open market purchases

      We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

Senior indebtedness versus notes

      The indebtedness evidenced by these Notes will be unsecured and will rank pari passu in right of payment to any other Senior Indebtedness of the Company. Secured debt and other secured obligations of the Company will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

      As of June 30, 2005, after giving pro forma effect to the private offering of the Outstanding Notes and the application of the proceeds therefrom, the Company's Senior Indebtedness would have been approximately $1.1 billion, none of which is secured by any of our assets.

Liabilities of subsidiaries versus notes

      A portion of our operations are conducted through our Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors and creditors holding indebtedness issued by such Subsidiaries, and claims of preferred stockholders of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our Subsidiaries.

      At June 30, 2005, our Subsidiaries had no liabilities. Although the Indenture limits the Incurrence of Indebtedness and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on indebtedness”.

Book-entry, delivery and form

      The exchange notes will initially be represented in the form of one or more global notes (the “Global Notes”) in fully-registered book-entry form without interest coupons that will be deposited upon issuance with the trustee under the Indenture, The Bank of New York, as custodian for The Depository Trust Company, or “DTC,” and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form (the “Certificated Notes”) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” In addition, transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. The notes may be presented for registration of transfer and exchange at the Corporate Trust Office of the trustee.

Depository procedures

      The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the Outstanding Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

      DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers of the Outstanding Notes with portions of the principal amount of the Global Notes; and
(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

      Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or
(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Subject to the transfer restrictions applicable to the Notes described herein, transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

      DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

      A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;
(2)	we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or
(3)	there has occurred and is continuing a default with respect to the Notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of certificated notes for global notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same day settlement and payment

      We will make payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest, premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Exchange Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Exchange Notes will also be settled in immediately available funds.

Registered exchange offer; registration rights

      We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1)	within 90 days after the Issue Date, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the Outstanding Notes for new notes of the Company (the “Exchange Notes”) having terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions);

(2)	use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date;
(3)	as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the Exchange Notes in exchange for surrender of the Outstanding Notes; and
(4)	keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the Outstanding Notes.

      For each Outstanding Note validly tendered to us and not withdrawn pursuant to the Registered Exchange Offer, we will issue to the holder of such Note an Exchange Note having a principal amount equal to that of the surrendered Oustanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor, or, if no interest has been paid on such Outstanding Note, from the date of its original issue.

      Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Outstanding Notes) with the prospectus contained in the Exchange Offer Registration Statement. See “The Exchange Offer”.

      Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

      A Holder of Outstanding Notes (other than certain specified holders) who wishes to exchange such Outstanding Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      In the event that:

(1)	applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or
(2)	for any other reason we do not consummate the Registered Exchange Offer within 180 days of the Issue Date; or
(3)	an Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that Outstanding Notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

(4)	certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(5)	promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the Outstanding Notes or the Exchange Notes, as the case may be;
(6)	(A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and
(7)	keep the Shelf Registration Statement effective until the earliest of (A) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all Notes registered thereunder are disposed of in accordance therewith.

      We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes or the Exchange Notes, as the case may be. A holder selling such Outstanding Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

      We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the Outstanding Notes or Exchange Notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.

      We will pay additional cash amounts on the Outstanding Notes and Exchange Notes, subject to certain exceptions,

(1)	if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date,
(2)	if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause 6(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date,
(3)	if the Exchange Offer is not consummated on or before the 50th day after the Exchange Offer Registration Statement is declared effective,
(4)	if obligated to file the Shelf Registration Statement pursuant to clause 6(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 45th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises,

(5)	if obligated to file a Shelf Registration Statement pursuant to clause 6(B) above, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date, or
(6)	after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6), a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Outstanding Notes and the Exchange Notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all Outstanding Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of control

      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);
(2)	individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or
(4)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

      Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);
(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);
(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4)	the instructions, as determined by us, consistent with the Indenture and the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

      We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture and the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the Indenture and the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

      The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are affected by the covenants described under “—Certain covenants—Limitation on indebtedness”, “—Limitation on liens” and “—Limitation on sale/leaseback transactions”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

      Future indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

      The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain covenants

      The Indenture contains covenants including, among others, the following:

Limitation on indebtedness

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Leverage Ratio would be less than 6.00 to 1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries under this clause (1) that, after giving effect to any such Incurrence, does not exceed $500 million at any time outstanding;
(2)	Indebtedness of the Company in an aggregate principal amount which, when taken together with all other Indebtedness of the Company Incurred pursuant to this clause (2) and then outstanding, does not exceed 175% of the Net Cash Proceeds received by the Company since immediately after the Issue Date from the issue or sale of Capital Stock of the Company or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Capital Stock to the Company or any of its Subsidiaries); provided, however, that, any Indebtedness Incurred under this clause (2) after 2011 shall have a weighted Average Life that is greater than the then remaining weighted Average Life of the Notes; provided further, however, that any Net Cash Proceeds or cash contributions received by the Company from the issue or sale of its Capital Stock and used to Incur Indebtedness pursuant to this clause (2), shall be excluded from the calculation of amounts under clause (a)(3)(B) of the covenant described under “—Limitation on restricted payments”.

(3)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
(4)	the Outstanding Notes and the Exchange Notes (other than any Additional Notes);
(5)	Indebtedness outstanding on the Issue Date;
(6)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;
(7)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (2), (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;
(8)	Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;
(9)	obligations in respect of workers' compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
(11)	Subordinated Obligations Incurred by the Company to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Related Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days of such purchase, lease or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided however, that, except to the extent permitted by the following proviso, any Indebtedness Incurred under this clause (11) shall have a weighted Average Life that is greater than the then remaining weighted Average Life of the Notes and a final maturity date that is later than the date that is 91 days after the Stated Maturity of the Notes; provided further, however, that the Company may Incur Permitted Subordinated Obligations pursuant to this clause (11) in an amount which, when added together with the amount of all other Permitted Subordinated Obligations Incurred pursuant to this clause (11) and then outstanding, does not exceed $250 million;
(12)	Purchase Money Indebtedness, Attributable Debt in respect of Sale/Leaseback Transactions and Capital Lease Obligations of the Company or any of its Restricted Subsidiaries, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount not in excess of $50 million at any time outstanding;

(13)	Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided, however, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(14)	Replacement Satellite Vendor Indebtedness; and
(15)	Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries Incurred pursuant to this clause (15) and then outstanding (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)) does not exceed $50 million;

      (c) Notwithstanding the foregoing, the Company will not be entitled to Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

      (d) For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;
(2)	the Company will be entitled to divide and classify (and later reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above;
(3)	any Indebtedness Incurred under clause (1), (2), (12) or (15) of paragraph (b) above shall cease to be deemed Incurred or outstanding for purposes of those clauses, respectively, but instead shall be deemed to be Incurred for purposes of paragraph (a) above from and after the first date on which the Company could have Incurred such Indebtedness under paragraph (a) without reliance on any of such clauses;
(4)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and
(5)	the principal amount of any Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

Limitation on restricted payments

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness” after giving effect, on a pro forma basis, to such Restricted Payment; or
(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):
(A)	100% of Consolidated Operating Cash Flow accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter during which the Company generates positive Consolidated Operating Cash Flow to the end of the most recent fiscal quarter for which internal financial statements are available less 1.4 times the Consolidated Interest Expense for the same period; plus
(B)	100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; provided, however, that any Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock or cash capital contributions received by the Company and used to Incur Indebtedness pursuant to clause (b)(2) of the covenant described under “—Limitation on indebtedness”, shall be excluded from the calculation of Net Cash Proceeds and cash capital contributions under this clause (B) until and to the extent any Indebtedness Incurred pursuant to such clause (b)(2) in respect of such Net Cash Proceeds or cash capital contributions has been treated, pursuant to clause (d)(3) of such covenant, as Incurred pursuant to paragraph (a) of such covenant; plus
(C)	the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus
(D)	an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Operating Cash Flow), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded from subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations (other than Permitted Subordinated Obligations) of the Company made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from subsequent calculations of the amount of Restricted Payments;
(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Permitted Subordinated Obligations of the Company Incurred pursuant to clause (b)(11) of the covenant described under “—Limitation on indebtedness” made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Subordinated Obligations that have, at the time of Incurrence, a weighted Average Life that is greater than the then remaining weighted Average Life of the Notes and a Stated Maturity that is later than the date that is 91 days after the Stated Maturity of the Notes; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from subsequent calculations of the amount of Restricted Payments;
(4)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;
(5)	so long as no Default has occurred and is continuing, (a) the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not exceed $5 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded from subsequent calculations of the amount of Restricted Payments and (b) loans or advances to employees of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $2 million at any one time outstanding; provided, however, that the amount of such loans and advances will be excluded from subsequent calculations of the amount of Restricted Payments;
(6)	the declaration or payment of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that at the time of declaration of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded from subsequent calculations of the amount of Restricted Payments;

(7)	repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such Restricted Payments shall be excluded from subsequent calculations of the amount of Restricted Payments;
(8)	cash payments in lieu of the issuance of fractional shares in connection with a reverse stock split of the Capital Stock of the Company or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in subsequent calculations of the amount of Restricted Payments;
(9)	in the event of a Change of Control or to the extent permitted by the covenant described under “—Limitation on sales of assets and subsidiary stock”, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer, or sale of assets offer, with respect to the Notes and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer, or sale of assets offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded from subsequent calculations of the amount of Restricted Payments;
(10)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (3) of paragraph (b) of the covenant described under “—Limitation on indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments;
(11)	the repurchase, redemption or other acquisition or retirement for value of any equity interests of the Company or any Restricted Subsidiary (other than Disqualified Stock) held by any employee of the Company made in lieu of withholding taxes resulting from the exercise, exchange or conversion of stock options, warrants or other similar rights; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments; or
(12)	other Restricted Payments in an amount not to exceed $25 million per calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar years); provided, however, such Restricted Payments, when taken together with all other Restricted Payments made pursuant to this clause (12) do not exceed $100 million in the aggregate; provided further, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

Limitation on restrictions on distributions from restricted subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

      (1) with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;
(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;
(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;
(D)	any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(E)	any encumbrance or restriction consisting of net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and
(F)	any encumbrance or restriction consisting of customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business; and

(2) with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the assignment or transfer of the lease or the property leased thereunder;
(B)	any encumbrance or restriction contained in security agreements, pledges or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, pledges or mortgages;

(C)	any encumbrance or restriction consisting of (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (c) of the first paragraph of this covenant on the property so acquired; and
(D)	any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary.

Limitation on sales of assets and subsidiary stock

      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;
(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents;
(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be
(A)	first, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company (including the Notes) or Indebtedness (other than any Disqualified Stock) of any Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that the Company shall have an additional six months to apply such Net Available Cash pursuant to this clause (B) if it shall have entered into a binding acquisition or purchase contract in respect of Additional Assets prior to the expiration of such one-year period; and
(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10 million. Pending application of Net

Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the assumption or discharge of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(A) above); and
(2)	securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

      (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) of this covenant if the Net Available Cash available therefor is less than $5 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

      (c) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1)	at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(2)	in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $10 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and
(3)	in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $50 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

      (d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture and this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture and this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on affiliate transactions

      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;
(2)	if such Affiliate Transaction involves an amount in excess of $5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and
(3)	if such Affiliate Transaction involves an amount in excess of $20 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

      (b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “—Limitation on restricted payments”;
(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;
(3)	loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $2 million in the aggregate outstanding at any one time;
(4)	the payment of reasonable and customary fees to, and indemnity provided on behalf of, directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;
(5)	any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;
(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; and
(7)	any agreement as in effect on the Issue Date and described in the offering memorandum in connection with the private offering of the Outstanding Notes, as these agreements may be amended, modified, supplemented, extended or renewed from time to time (so long as any amendment, modification, supplement, extension or renewal is not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on line of business

      The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on the sale or issuance of capital stock of restricted subsidiaries

      The Company

(1)	will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and
(2)	will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

(A)	immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;
(B)	such issuance, sale or other disposition is treated as an Asset Disposition and immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would continue to be a Restricted Subsidiary; or
(C)	immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “—Limitation on restricted payments” if made on the date of such issuance, sale or other disposition.

      For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Limitation on liens

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

      Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on sale/leaseback transactions

      The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)	the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on liens”;
(2)	the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and
(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock”.

Merger and consolidation

      The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
(3)	immediately after giving pro forma effect to such transaction, the Successor Company would have a Consolidated Leverage Ratio equal to or better than immediately prior to the transaction; and
(4)	the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

SEC Reports

      Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

      In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

      Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;
(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;
(3)	the failure by the Company to comply with its obligations under the covenant described under “—Certain covenants—Merger and consolidation” above;
(4)	the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of control” (other than a failure to purchase Notes) or under “—Certain covenants” under “—Limitation on indebtedness”, “—Limitation on restricted payments”, “—Limitation on restrictions on distributions from restricted subsidiaries”, “—Limitation on sales of assets and subsidiary stock” (other than a failure to purchase Notes), “—Limitation on affiliate transactions”, “—Limitation on the sale or issuance of capital stock of restricted subsidiaries”, or “—Limitation on liens”, or “—SEC reports”;
(5)	the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;
(6)	Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”); or
(8)	any final, nonappealable judgment or decree for the payment of money which, when taken together with all other final, nonappealable judgments or decrees for the payment of money, causes the aggregate amount of such judgments or decrees entered against the Company or any Significant Subsidiary to exceed $25 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”).

      However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Defaults” with respect to other Senior Indebtedness has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Defaults or Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may waive all past defaults and rescind any such acceleration with respect to the Notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;
(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;
(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and waivers

      Subject to certain exceptions, the Indenture and the Notes may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes). However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;
(2)	reduce the rate of or extend the time for payment of interest on any Note;
(3)	reduce the principal of or change the Stated Maturity of any Note;
(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional redemption” above;
(5)	make any Note payable in money other than that stated in the Note;
(6)	impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;
(7)	make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or
(8)	make any change in the ranking or priority of any Note that would adversely affect the Noteholders.

      Notwithstanding the preceding, without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;
(2)	to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;
(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
(4)	to add Guarantees with respect to the Notes, including any subsidiary guarantees, or to secure the Notes;
(5)	to add to the covenants of the Company or any of its Restricted Subsidiaries for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any of its Restricted Subsidiaries;
(6)	to make any change that does not adversely affect the rights of any holder of the Notes;
(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;
(8)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or
(9)	provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities.

      The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

      Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

      The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and discharge

      When we (1) deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes have become due and payable or will become so within one year, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

      At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

      In addition, at any time we may terminate our obligations under “—Change of control” and under the covenants described under “—Certain covenants” (other than the covenant described under “—Merger and consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain covenants—Merger and consolidation” above.

      In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the trustee

      The Bank of New York is to be the Trustee under the Indenture. We have appointed The Bank of New York as Registrar and Paying Agent with regard to the Notes.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

No personal liability of directors, officers, employees and stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any of its Restricted Subsidiaries will have any liability for any obligations of the Company or any of its Restricted Subsidiaries under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

      The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

      “Additional Assets” means:

(1)	any property, plant, license or equipment used in a Related Business;
(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or
(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain covenants—Limitation on restricted payments”, “—Certain covenants—Limitation on affiliate transactions” and “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company (excluding any Person permitted to report such ownership on Schedule 13G under the Exchange Act) or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);
(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
(B)	for purposes of the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain covenants—Limitation on restricted payments” and the making of an Asset Swap and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain covenants—Merger and consolidation”;
(C)	a disposition of assets with a fair market value of less than $10 million;
(D)	a disposition of cash or Temporary Cash Investments;
(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);
(F)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property, provided, however, such licensing or sublicensing shall not interfere in any material respect with the Company's continuing use of such intellectual property or other general intangibles and licenses, leases or subleases of other property; and
(G)	foreclosure on assets).

      “Asset Swap” means concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with the covenant described under “—Limitation on sales of assets and subsidiary stock.”

      “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by
(2)	the sum of all such payments.

      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

      “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1)	all intercompany items between the Company and any Restricted Subsidiary; and
(2)	all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

      “Consolidated Income Tax Expense” means, with respect to the Company for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations.

      “Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Operating Cash Flow for the most recent four consecutive fiscal quarters ending prior to such date of determination for which financial information is available (the “Reference Period”); provided, however, that:

(1)	if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;
(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and Consolidated Operating Cash Flow shall be calculated as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated Operating Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) directly attributable thereto for the Reference Period;
(4)	if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and
(5)	if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

      “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:
(A)	subject to the exclusion contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B)	the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;
(2)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
(A)	subject to the exclusion contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and
(B)	the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
(3)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(4)	extraordinary gains or losses; and
(5)	the cumulative effect of a change in accounting principles,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

      “Consolidated Operating Cash Flow” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of:

(a)	Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;
(b)	Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and
(c)	depreciation, amortization and any other noncash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any noncash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries (including amortization of capitalized debt issuance costs for such period, any noncash compensation expense realized for grants of stock options or other rights to officers, directors, consultants and employees and noncash charges related to equity granted to third parties), all of the foregoing determined on a consolidated basis in accordance with GAAP, and decreased by noncash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods) for such period.

      “Consolidated Total Assets” means the total assets of the Company and its consolidated Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, determined on a consolidated basis in accordance with GAAP.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Joint Ventures” means any Person formed for the purpose of, or whose principal business is, offering a satellite radio service outside the continental United States; provided, however, that the aggregate Investment in such Persons by the Company and its Restricted Subsidiaries does not exceed $100 million in the aggregate at any time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or
(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

      in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:

(A)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and under the covenants described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” and “—Certain covenants—Change of control”; and
(B)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

      The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “Equity Offering” means a primary public or private offering of common stock of the Company, pursuant to an effective registration statement under the Securities Act, an offering memorandum, private placement memorandum or otherwise, other than offerings with respect to the Company's Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;
(2)	statements and pronouncements of the Financial Accounting Standards Board;
(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and
(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

      provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Hedging Obligations” of any Person means the obligations of such Person under:

(1)	currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements or currency exchange or interest rate collar agreements; or
(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rate prices.

      “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar's books.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with the covenant described under “—Certain covenants—Limitation on indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;
(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and
(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business), in each case only if and to the extent due more than 12 months after the delivery of property;
(4)	the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);
(5)	the principal component of the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);
(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and
(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

      Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. Furthermore, in no event shall the Company's obligations to pay amounts under any programming or content acquisition arrangements, in each case, consistent with past practice, be considered Indebtedness.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;
(2)	endorsements of negotiable instruments and documents in the ordinary course of business;
(3)	an acquisition of assets by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company; and
(4)	advances, deposits, escrows or similar arrangements in respect of retail or automotive distribution arrangements, programming or content acquisitions or extensions.

      For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain covenants—Limitation on restricted payments”, “Investment” shall include:

(1)	the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

      “Issue Date” means August 9, 2005.

      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Moody's” means Moody's Investors Service, Inc. and any successor to its rating agency business.

      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;
(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;
(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;
(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and
(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

      “Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

      “Officers' Certificate” means a certificate signed by two Officers.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

(3)	cash and Temporary Cash Investments;
(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain covenants—Limitations on sales of assets and subsidiary stock” or (B) a disposition of assets not constituting an Asset Disposition;
(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;
(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain covenants—Limitation on indebtedness”;
(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);
(13)	Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, do not exceed the greater of (x) $300.0 million or (y) 15% of Consolidated Total Assets (as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which internal financial statements are available prior to such Investment), at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)	Designated Joint Ventures;
(15)	Investments in a joint venture with XM Satellite Radio Inc., or an Affiliate or successor thereof, the proceeds of which Investments are used solely to develop interoperable radio technology capable of receiving and processing radio system signals broadcast by both the Company and XM Satellite Radio Inc., for the licensing of other satellite radio technology from the Company and XM Satellite Radio Inc. in connection therewith and for activities reasonably ancillary thereto in accordance with the Joint Development Agreement between the Company and XM Satellite Radio Inc., as in effect on the date of the Indenture or as it may be amended in an manner not materially adverse to the Company; and
(16)	any Asset Swap made in accordance with the covenant described under “Certain covenants—Limitation on sales of assets and subsidiary stock”.

      “Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)	Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;
(3)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens existing on the Issue Date;
(8)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
(9)	Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
(10)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;
(11)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;
(12)	Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) of the covenant described under “—Certain covenants—Limitation on indebtedness”;
(13)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(14)	Liens arising from Uniform Commercial Code financing statement filing regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(15)	Liens in connection with advances, deposits, escrows and similar arrangements in the ordinary course of business in respect of retail or automotive distribution arrangements, programming and content acquisitions and extensions; and
(16)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (7), (8) or (9); provided, however, that:
(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

      Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (8) or (9) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly with Net Available Cash pursuant to the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock”. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

      “Permitted Subordinated Obligations” means Subordinated Obligations of the Company that at the time of Incurrence have a weighted Average Life of not less than the lesser of five years and the remaining weighted Average Life of the Notes and that are convertible at the option of the holders thereof into Capital Stock (other than Disqualified Stock) of the Company.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

      “Purchase Money Indebtedness” means Indebtedness:

(1)	consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and
(2)	Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or, if such Refinancing Indebtedness is a Subordinated Obligation, no earlier than 91 days after the Stated Maturity of the Notes;
(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced or, if such Refinancing Indebtedness is a Subordinated Obligation, equal to or greater than the then remaining Average Life of the Notes;
(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and
(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness (a) is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced, (b) has a Stated Maturity that is at least 91 days after the later of (x) the Stated Maturity of the Notes and (y) the Stated Maturity of the Indebtedness being Refinanced and (c) has an Average Life at the time such Refinancing Indebtedness is Incurred that is greater than (x) the Average Life of the Notes and (y) the Average Life of the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Registration Rights Agreement” means the Registration Rights Agreement dated August 9, 2005, among the Company and the Initial Purchasers.

      “Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business or any business the assets of which, in the good faith determination of the Board of Directors, are useful or may be used in any such business.

      “Related Business Assets” means assets used or useful in a Related Business.

      “Replacement Satellite Vendor Indebtedness” means Indebtedness of the Company provided by a satellite or satellite launch vendor, insurer or insurance agent or Affiliate thereof for the (i) construction, launch and insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is used for continuation of the Company's satellite service as a replacement for, or supplement to, a satellite that is retired or relocated (due to a deterioration in operating useful life) within the existing service area or reasonably determined by the Company to no longer meet the requirements for such service or (ii) the replacement of a spare satellite that has been launched or that is no longer capable of being launched or suitable for launch. Replacement Satellite Vendor Indebtedness includes any Refinancing Indebtedness thereof.

      “Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));
(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);
(3)	(A) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Permitted Subordinated Obligations of the Company or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company (other than, in the case of this clause (B), (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations (other than Permitted Subordinated Obligations), purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

      “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

      “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      “SEC” means the U.S. Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and
(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Company or any Subsidiary;
(b)	any liability for Federal, state, local or other taxes owed or owing by such Person;
(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;
(e)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; or
(f)	any Capital Stock.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Standard & Poor's” means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;
(2)	such Person and one or more Subsidiaries of such Person; or
(3)	one or more Subsidiaries of such Person.
“Temporary Cash Investments” means any of the following:
(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;
(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
(4)	investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody's or “A-2” (or higher) according to Standard & Poor's;
(5)	auction rate preferred stock issued by a corporation and certificates issued by a corporation or municipality or government entity (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States with a rating at the time of which any Investment therein is made of “A” (or higher) according to Moody's or Standard & Poor's;
(6)	investments in securities with maturities of twelve months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor's or “A” by Moody's; and
(7)	investments in money market funds that, in the aggregate, have at least $1,000 million in assets.

      “Trustee” means The Bank of New York until a successor replaces it and, thereafter, means the successor.

      “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain covenants—Limitation on restricted payments”.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain covenants—Limitation on indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

      “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE EXCHANGE OFFER

      The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

      In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General fiduciary matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Law.

Prohibited transaction issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or, an initial purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Law.

Representation

      Accordingly, by acceptance of a note, each holder of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such holder to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For a period of 180 days after the consummation of the registered exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the exchange notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

      Our audited consolidated financial statements as of December 31, 2004, 2003, and 2002 and for the years then ended appearing in our 2004 Annual Report on Form 10-K (including the schedule appearing therein) and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” in this prospectus other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

      1. Our annual report on Form 10-K for the year ended December 31, 2002.

      2. Our quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005.

      3. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

      We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under “Where You May Find Additional Information About Us.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number.

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th floor
New York, New York 10020
(212) 584-5100

      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system, known as EDGAR. In addition, our SEC filings may be accessed through our website at SIRIUS.com.

      Our common stock is listed on the Nasdaq National Market under the symbol “SIRI.” Our reports, proxy statements and other information may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Offer to Exchange All Outstanding
9 5⁄8% Senior Notes due 2013
for
9 5⁄8% Senior Notes due 2013, which have been
registered under the Securities Act of 1933

      Until                         , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article VII of our amended and restated by-laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

      As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:

(i) for any breach of the director's duty of loyalty to us or our stockholders;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) for the unlawful payment of dividends on or redemption of our capital stock; or

(iv) for any transaction from which the director derived an improper personal benefit.

      We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

      A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21(a) by reference.

(b) Financial Statement Schedules

      None.

Item 22. Undertakings.

      The undersigned registrant hereby undertakes:

(1) to file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Sirius Satellite Radio Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 9, 2005.

SIRIUS SATELLITE RADIO INC.

By:	/s/ DAVID J. FREAR
Executive Vice President and Chief Financial Officer (principal financial officer)

POWER OF ATTORNEY

      We, the undersigned directors and officers of the registrant, do hereby constitute and appoint Patrick L. Donnelly and Ruth A. Ziegler, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ MEL KARMAZIN Mel Karmazin	Chief Executive Officer (principal executive officer) and Director	September 9, 2005
/s/ DAVID J. FREAR David J. Frear	Executive Vice President and Chief Financial Officer (principal financial officer)	September 9, 2005
/s/ EDWARD WEBER, JR. Edward Weber, Jr.	Vice President and Controller (principal accounting officer)	September 9, 2005
/s/ JOSEPH P. CLAYTON Joseph P. Clayton	Chairman of the Board of Directors	September 9, 2005
/s/ LEON D. BLACK Leon D. Black	Director	September 9, 2005
/s/ LAWRENCE F. GILBERTI Lawrence F. Gilberti	Director	September 9, 2005
/s/ JAMES P. HOLDEN James P. Holden	Director	September 9, 2005
/s/ WARREN N. LIEBERFARB Warren N. Lieberfarb	Director	September 9, 2005
/s/ MICHAEL MCGUINESS Michael McGuiness	Director	September 9, 2005
/s/ JAMES F. MOONEY James F. Mooney	Director	September 9, 2005

EXHIBIT INDEX

Exhibit Number		Description
3.1	—	Amended and Restated Certificate of Incorporation dated March 4, 2003 (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
3.2	—	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.1	—	Form of certificate for shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (File No. 33-74782) (the “S-1 Registration Statement”)).
4.2	—	Indenture, dated as of November 26, 1997, between the Company and IBJ Schroder Bank & Trust Company, as trustee, relating to the Company's 15% Senior Secured Discount Notes due 2007 (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-34769) (the “1997 Units Registration Statement”)).
4.3	—	Supplemental Indenture, dated as of March 7, 2003, between the Company and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee, relating to the Company's 15% Senior Secured Discount Notes due 2007 (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.4	—	Form of 15% Senior Secured Discount Note due 2007 (incorporated by reference to Exhibit 4.2 to the 1997 Units Registration Statement).
4.5	—	Indenture, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as trustee, relating to the Company's 14 1⁄2% Senior Secured Notes due 2009 (incorporated by reference to Exhibit 4.4.2 to the 1999 Units Registration Statement).
4.6	—	Supplemental Indenture, dated as of March 7, 2003, between the Company and The Bank of New York (as successor to United States Trust Company of New York), as trustee, relating to the Company's 14 1⁄2% Senior Secured Notes due 2009 (incorporated by reference to Exhibit 4.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.7	—	Form of 14 1⁄2% Senior Secured Note due 2009 (incorporated by reference to Exhibit 4.4.3 to the 1999 Units Registration Statement).
4.8	—	Warrant Agreement, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as warrant agent (incorporated by reference to Exhibit 4.4.4 to the 1999 Units Registration Statement).
4.9	—	Common Stock Purchase Warrant granted by the Company to Ford Motor Company, dated October 7, 2002 (incorporated by reference to Exhibit 4.16 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).
4.10	—	Indenture, dated as of September 29, 1999, between the Company and United States Trust Company of Texas, N.A., as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on October 13, 1999).
4.11	—	First Supplemental Indenture, dated as of September 29, 1999, between the Company and United States Trust Company of Texas, N.A., as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.01 to the Company's Current Report on Form 8-K filed on October 1, 1999).
4.12	—	Second Supplemental Indenture, dated as of March 4, 2003, among the Company, The Bank of New York (as successor to United States Trust Company of Texas, N.A.), as resigning trustee, and HSBC Bank USA, as successor trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.16 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).

Exhibit Number		Description
4.13	—	Third Supplemental Indenture, dated as of March 7, 2003, between the Company and HSBC Bank USA, as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.14	—	Form of 8 3⁄4% Convertible Subordinated Note due 2009 (incorporated by reference to Article VII of Exhibit 4.01 to the Company's Current Report on Form 8-K filed on October 1, 1999).
4.15	—	Indenture, dated as of May 23, 2003, between the Company and The Bank of New York, as trustee, relating to senior indebtedness of the Company (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated May 30, 2003).
4.16	—	Supplemental Indenture, dated as of May 23, 2003, between the Company and The Bank of New York, as trustee, relating to the Company's 3 1⁄2% Convertible Notes due 2008 (incorporated by reference to Exhibit 99.3 to the Company's Current Report on
Form 8-K dated May 30, 2003).
4.17	—	Form of 3 1⁄2% Convertible Note due 2008 (incorporated by reference to Exhibit A of Exhibit 99.3 to the Company's Current Report on Form 8-K dated May 30, 2003).
4.18	—	Second Supplemental Indenture, dated as of February 20, 2004, between the Company and The Bank of New York, as trustee, relating to the Company's 2 1⁄2% Convertible Notes due 2009 (incorporated by reference to Exhibit 4.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
4.19	—	Form of 2 1⁄2% Convertible Notes due 2009 (incorporated by reference to Exhibit 4.22 to the Company's Registration Statement on Form S-3 (File No. 333-115695)).
4.20	—	Third Supplemental Indenture, dated as of October 13, 2004, between the Company and The Bank of New York, as trustee, relating to the Company's 3 1⁄4% Convertible Notes due 2011 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated October 13, 2004).
4.21	—	Common Stock Purchase Warrant granted by the Company to DaimlerChrysler AG dated October 25, 2002 (incorporated by reference to Exhibit 4.20 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).
4.22	—	Form of Media-Based Incentive Warrant dated February 3, 2004 issued by the Company to NFL Enterprises LLC (incorporated by reference to Exhibit 4.25 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
4.23	—	Bounty-Based Incentive Warrant dated February 3, 2004 issued by the Company to NFL Enterprises LLC (incorporated by reference to Exhibit 4.26 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
4.24	—	Amended and Restated Warrant Agreement, dated as of December 27, 2000, between the Company and United States Trust Company of New York, as warrant agent and escrow agent (incorporated by reference to Exhibit 4.27 to the Company's Registration Statement on Form S-3 (File No. 333-65602)).
4.25	—	Second Amended and Restated Pledge Agreement, dated as of March 7, 2001, among the Company, as pledgor, The Bank of New York, as trustee and collateral agent, United States Trust Company of New York, as trustee, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 4.25 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.24	—	Collateral Agreement, dated as of March 7, 2001, between the Company, as borrower, and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.26 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

Exhibit Number		Description
4.27	—	Amended and Restated Intercreditor Agreement, dated as of March 7, 2001, by and between The Bank of New York, as trustee and collateral agent, United States Trust Company of New York, as trustee, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 4.27 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.28	—	Form of Subordinate Indenture (incorporated by reference to Exhibit 4.6.2 to the Company's Registration Statement on Form S-3 (File No. 333-86003)).
4.29	—	Form of Senior Indenture (incorporated by reference to Exhibit 4.6.11 to the Company's Registration Statement on Form S-3 (File No. 333-86003)).
4.30	—	Form of Senior Subordinated Indenture (incorporated by reference to Exhibit 4.28 to the Company's Registration Statement on Form S-3 (File No. 333-127169)).
4.31	—	Indenture, dated as of August 9, 2005, between the Company and The Bank of New York, as trustee relating to the Company's 9 5⁄8% Senior Notes due 2013 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 12, 2005).
4.32	—	Registration Rights Agreement, dated as of August 9, 2005, by and among the Company, Morgan Stanley & Co. Incorporated, Goldman Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (filed herewith).
5.1	—	Opinion of Simpson Thacher & Bartlett LLP regarding legality (filed herewith).
10.1	—	Lease Agreement, dated as of March 31, 1998, between Rock-McGraw, Inc. and the Company (incorporated by reference to Exhibit 10.1.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
10.2	—	Supplemental Indenture, dated as of March 22, 2000, between Rock-McGraw, Inc. and the Company (incorporated by reference to Exhibit 10.1.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
10.3	—	Employment Agreement dated November 18, 2004 between the Company and Mel Karmazin (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004).
10.4	—	Employment Agreement, dated as of June 3, 2003, between the Company and David J. Frear (incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).
10.5	—	First Amendment, dated as of August 10, 2005, to the Employment Agreement, dated as of June 3, 2003, between the Company and David Frear (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed August 12, 2005).
10.6	—	Employment Agreement, dated as of May 5, 2004, between the Company and Scott A. Greenstein (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.7	—	First Amendment, dated as of August 8, 2005, to the Employment Agreement, dated as of May 5, 2004, between the Company and Scott Greenstein (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed August 12, 2005).
10.8	—	Amended and Restated Employment Agreement, dated as of March 11, 2005, between the Company and James E. Meyer (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004).
10.9	—	Restricted Stock Unit Agreement, dated as of August 9, 2005, between the Company and James E. Meyer (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed August 12, 2005).

Exhibit Number		Description
10.10	—	Employment Agreement, dated as of November 8, 2004, between the Company and Patrick L. Donnelly (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
10.11	—	CD Radio Inc. 401(k) Savings Plan (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (File No. 333-65473)).
10.12	—	Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.13	—	Form of Option Agreement, dated as of December 29, 1997, between the Company and each Optionee (incorporated by reference to Exhibit 10.16.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
10.14	—	Joint Development Agreement, dated as of February 16, 2000, between the Company and XM Satellite Radio Inc. (incorporated by reference to Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
12.1	—	Statement re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (filed herewith).
23.1	—	Consent of Independent Registered Public Accounting Firm (filed herewith).
23.2	—	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).
24.1	—	Power of Attorney (included on signature page).
25.1	—	Statement of Eligibility and Qualification on Form T-1 of the Trustee to act as Trustee under the Indenture filed as Exhibit 4.31 (filed herewith).
99.1	—	Form of Letter of Transmittal (filed herewith).
99.2	—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith).
99.3	—	Form of Letter to Clients (filed herewith).
99.4	—	Form of Notice of Guaranteed Delivery (filed herewith).